Exhibit 10.5

Del Monte Corporation

Independent Director Compensation Plan

October 25, 2013

Purpose

This Independent Director Compensation Plan is intended to promote the interests of Del Monte Corporation (Company) by providing the eligible directors of the Company with incentives and rewards that encourage superior management, growth and protection of the business of the Company. The compensation provided hereunder is in recognition of service as a member of the Board of Managers of Blue Holdings GP, LLC, which is the general partner of Blue Holdings I, L.P. (BHLP), as well as a member of the Boards of Directors of BHLP’s subsidiaries, Blue Acquisition Group, Inc. (BAG) and the Company (collectively, Boards).

Eligibility

Eligibility shall, in each case, be determined by the Board of Directors of the Company (DMC Board) and generally include directors who are not employees of the Company and not employed by or otherwise affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners, Centerview Capital, L.P., AlpInvest Partners, or any of such entities’ affiliates.

Annual Cash Retainers

Directors will receive a $50,000 annual retainer (Retainer). Payment of the Retainer will be made in cash in arrears on a quarterly basis as soon as practicable after the end of each calendar quarter (pro-rated for any portion of a calendar quarter during which the director commenced or terminated service as a director). For the avoidance of doubt, this Retainer is paid in respect of all service on all of the Boards.

A director may elect, on a quarterly basis, to receive shares of BAG common stock (BAG Stock) in lieu of the cash Retainer with respect to such quarter. The number of shares of BAG Stock such director will receive in payment of the portion of the Retainer attributable to a particular quarter shall equal the quotient obtained by dividing (x) the amount of such portion of the Retainer by (y) the fair market value of a share of BAG Stock as of the last day of such calendar quarter, rounded down to the nearest full share. No fractional shares will be issued. Elections with respect to quarters subsequent to the first quarter of service will be due prior to the last business day of the preceding quarter. Elections will continue in effect until revoked. The DMC Board may in the future impose additional conditions, in its discretion, on the ability to elect payment in BAG Stock in lieu of the cash Retainer.

Equity Compensation

In connection with the initial appointment to the Boards, and on an annual basis, eligible directors will receive restricted shares of BAG Stock having an aggregate fair market value, as of the grant date, equal to $100,000, subject to monthly vesting over a twelve-month period. The grant with respect to the initial appointment will be made effective as of the first day of service, with subsequent grants to be made effective as of each yearly anniversary thereafter. Eligible directors will also be given the opportunity to purchase, within three months of the effective date of appointment to the Boards, shares of BAG Stock, in an aggregate amount determined at the director’s discretion. In all cases (i.e., in respect of the grants and purchase of BAG Stock, as applicable), such common stock shall have a per share value equal to the grant date fair market value as determined by the BAG Board of Directors pursuant to the applicable grant or purchase documents. In connection with the foregoing, each director will be required to enter into a Stockholder’s Agreement as well as a Sale Participation Agreement, which agreements will govern the terms of the equity participation in BAG.

Taxes

Directors will have full responsibility, and none of BAG or any of its subsidiaries or affiliates shall have any responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to any compensation paid hereunder or in respect of any equity incentive awards received from BAG.

Travel Reimbursement

A director who is required to travel in connection with any Board or committee meeting or any other approved related business will be reimbursed for his or her reasonable travel, meal and lodging expenses pursuant to our expense reimbursement policy in effect from time to time. Reimbursement requests should be submitted to Del Monte Corporation, Attn: Katherine Manning, PO Box 193575, San Francisco, CA 94119-3575. In addition, all directors are covered by director and officer insurance and fully indemnified for all of his or her Board service to the extent permitted by applicable law.

Amendments or Modifications

The DMC Board may, at any time, amend or modify this plan in whole or in part, subject to all other necessary approvals.

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